UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2015

Cimarron Medical, Inc.
(Exact name of registrant as specified in its charter)

Utah	000-55242	87-0543922
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)

10 W. Broadway, Ste. 700 Salt Lake City, UT	84101
(Address of Principal Executive Offices)	(Zip Code)

(801) 532-3080
(Registrant’s telephone number, including area code)

Cimarron Software, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On June 12, 2015, Cimarron Medical, Inc. (“Parent”), Sun BioPharma, Inc. (“Company”) and SB Acquisition Corporation, a wholly owned subsidiary of Parent (the “Merger Subsidiary”) entered into an Agreement and Plan of Merger, attached hereto as Exhibit 2.1 (the “Merger Agreement”). Under the terms of the Merger Agreement, Merger Subsidiary will merge with and into Company (the “Merger”), and Company will be the surviving corporation to the Merger and become a wholly owned subsidiary of Parent. The Merger is expected to close on or about July 13, 2015, subject to the satisfaction or waiver of customary closing conditions.

As of the effective time of the Merger (the “Merger Time”), each share of Company common stock issued and outstanding immediately prior to the Merger Time (other than dissenting shares) will be cancelled and extinguished and automatically converted into the right to receive four (4) fully paid and non-assessable shares of common stock of Parent (the “Parent Common Stock”). Parent will issue to each holder of Company common stock (other than Dissenting Shares) certificates or Book Entries (as defined in the Merger Agreement) evidencing the number of shares of Parent Common Stock determined in accordance with the foregoing. As of June 12, 2015, Company had 6,963,746 shares of common stock issued and outstanding, no shares of preferred stock issued and outstanding, 616,667 shares of common stock issuable pursuant to outstanding convertible notes, 637,500 shares of common stock issuable pursuant to outstanding warrants, 2,059,304 shares of common stock issuable pursuant to outstanding options, and 257,162 options available for issuance.

Parent has made customary representations, warranties and covenants in the Merger Agreement, including: (i) to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the Merger Time, (ii) not to engage in certain kinds of transactions or take certain actions during such interim period, and (iii) obtain all consents and approvals necessary to consummate the transactions contemplated by the Merger Agreement.

Additionally, prior to the Merger, Company must undertake efforts to engage in a private placement of Company common stock (any such transaction or series of related transactions is the “Private Placement”). Company is also entitled to grant registration rights to investors in the Private Placement such that, following the Merger, Parent may be obligated to file a registration statement with respect to the resale of Company Common Stock received in the Merger by investors in the Private Placement.

The Merger Agreement contains certain termination rights for Parent, Company and Merger Subsidiary. Among those rights, Parent or Company may, if the Merger Time has not occurred on or before December 31, 2015, or such later date as Parent and Company may mutually agree, terminate the Merger Agreement.

2

The following table sets forth certain information with respect to the beneficial ownership of each beneficial owner of 5% or more of Sun BioPharma, Inc. common stock as of June 11, 2015.  Ownership percentages are based on 6,963,746 shares of Sun BioPharma, Inc. common stock outstanding as of the close of business on June 11, 2015.

Name	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Ryan R. Gilbertson	1,923,484	(i)	24.7%
Michael T. Cullen	1,066,441	(ii)	14.9%
Mary Schemel	931,959	(iii)	13.4%
Cliff McCurdy	665,000	(iv)	9.3%
Paul Herron	618,715	(v)	8.8%
Douglas M. Polinsky	623,713	(vi)	8.4%
Christopher Johnson	501,456	(vii)	7.0%
Cullen Living Trust	461,441		6.6%

_____________________

(i)

Includes 480,802 shares underlying fully vested options to purchase shares of common stock, 200,000 shares underlying exercisable warrants to purchase shares of common stock and approximately 111,111 shares issuable upon conversion of $500,000 principal amount of outstanding promissory notes issued by Sun BioPharma, Inc. Also includes approximately 44,444 shares issuable upon conversion of $200,000 principal amount of outstanding promissory notes issued by Sun BioPharma, Inc. to Total Depth Foundation. Mr. Gilbertson has voting and dispositive power over the shares issuable to the Foundation.

(ii)	Includes 461,441 shares held through the Cullen Living Trust, and 200,000 shares underlying fully vested options to purchase shares of common stock.
(iii)	Includes 223,572 shares held by spouse.
(iv)	Includes 205,000 shares underlying fully vested options to purchase shares of common stock.
(v)

Includes 5,000 shares underlying fully vested options to purchase shares of common stock, 50,000 shares underlying exercisable warrants to purchase shares of common stock and 103,715 shares held jointly with his spouse.

(vi)

Includes 312,602 shares underlying fully vested options to purchase shares of common stock and 111,111 shares issuable upon conversion of $500,000 principal amount of outstanding promissory notes issued by Sun BioPharma, Inc.

(vii)

Includes 150,000 shares underlying fully vested options to purchase shares of common stock, 22,222 shares underlying exercisable warrants to purchase shares of common stock, 20,000 shares held jointly with his spouse, and 291,734 shares held by Providence Investments, LLC, of which Mr. Johnson serves as the Chief Manager, President and Treasurer.

The foregoing description of the Merger and Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01.  Exhibits.

The following exhibits are filed with this report:

Exhibit Number	Description of Exhibit

2.1	Merger Agreement, dated June 12, 2015, by and among Cimarron Medical, Inc., Sun BioPharma, Inc. and SB Acquisition Corporation.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIMARRON MEDICAL, INC.

Date: June 18, 2015	By:	/s/ David Fuhrman
David Fuhrman
Chief Executive Officer

4